Date:	July 24, 2008

Contact:	Neal A. Petrovich, Senior Vice President and Chief Financial Officer
434-773-2242 petrovichn@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES REPORTS SECOND QUARTER EARNINGS

•	EPS of $.30 per share
•	Shareholders’ equity of $102 million
•	Assets increase to $791 million
•	Average loans increase $10.8 million over previous quarter
•	Allowance for loan losses increases to 1.39% of loans; increase in loan loss provision expense
•	Net interest margin of 3.83%
•	Special charges related to Fannie Mae and Freddie Mac preferred stock

    Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced second  quarter net income of $1.81 million.  Earnings per share were $0.30 on both a basic and diluted basis.   This net income produced annualized returns on average assets and average equity of 0.92% and 7.06%, respectively.  Annualized return on average tangible equity was 9.69%.  Net income declined from $3.03 million in the second quarter of 2007.   Current quarter earnings were impacted by larger-than-normal credit expenses and losses related to the company’s investment in Fannie Mae and Freddie Mac preferred stock.

Capital Remains High
American National continues to maintain high levels of capital, with a capital-to-assets ratio of 12.89% at the end of the quarter.  The Company’s capital, relative to assets, places it among the top financial institutions in the country.  “We believe that maintaining a high capital level is imperative during these very challenging financial times,” stated Charles H. Majors, President and Chief Executive Officer.  “Due to American National’s strong capital position and ongoing profitability, we have not been  faced with the issues that many banks are dealing with, such as reducing dividends or attempting to raise new capital.  Additionally, our customers and shareholders should be pleased that American National continues to operate profitably and soundly.”

Net Charge-Offs Low; Nonperforming Assets Increase
Annualized net loan charge-offs represented 0.07% of average loans during the second quarter, well below industry averages.  However, nonperforming assets increased $3.6 million over the first quarter of 2008, primarily as a result of one residential construction and development loan relationship which became nonperforming due to the borrower’s depleted liquidity and a decline in the market value of the real estate.  The collateral consists of undeveloped and partially-developed land in the Triad area of North Carolina.  The borrower recently submitted a proposed workout plan, which is being evaluated by American National and other creditors.  American National has extended loans to the borrower totaling $3.84 million, plus letters of credit in the amount of $352,000 related to the development project.  Largely as a result of this loan relationship, and to reflect greater overall loan loss potential due to current economic conditions, loan loss provision expense increased to $600,000 during the quarter.  Loan loss provision expense was $140,000 in the first quarter of 2008, and $0 in the second quarter of 2007.  Additionally, the Company recorded an expense of $175,000 during the quarter related to the estimated loss exposure on the letters of credit.  This expense is recorded with other noninterest expense.  Loans 30-89 days past due remain well below industry averages, at 0.25% of loans as of June 30, 2008.

Preferred Stock Investments in Fannie Mae and Freddie Mac
During the second quarter, the Company recorded a $139,000 loss on sale of its remaining preferred stock investment in the Federal National Mortgage Association (“Fannie Mae”), and recorded an impairment loss of $255,000 on its investment in Federal Home Loan Mortgage Corporation (“Freddie Mac”) preferred stock.  The impairment expense is classified as a reduction of other noninterest income.  The company’s remaining investment in the Freddie Mac stock is $392,000.  During the quarter, the Company eliminated its deferred tax valuation allowance related to these investments, which resulted in a $125,000 reduction in income tax expense.

Net Interest Income $6.73 Million
Net interest income during the second quarter was $6.73 million, approximately the same as recorded during the first quarter of 2008, and down 7.6% from the second quarter of 2007.  Net interest income was adversely impacted by a series of rate reductions enacted by the Federal Reserve from September 2007 to April 2008.  The net interest margin was 3.83% during the recently completed quarter, down from 3.88% in the previous quarter and 4.26% in the second quarter of 2007.  Net interest income was augmented in the current quarter by $84,000 related to the payoff of a loan acquired in a merger and accounted for under special accounting rules for acquired loans.  Loans increased $10.8 million, on average, over the previous quarter, while average deposits and customer repurchase accounts declined $8.3 million.  Largely as a result of these changes, the company increased its average borrowings by $18.1 million during the quarter.

Noninterest Income $1.84 Million
Noninterest income totaled $1.84 million in the second quarter of 2008, a decline of $590,000 over the second quarter of 2007.  Excluding the expenses associated with the Company’s preferred stock investments, noninterest income decreased $196,000, due in large part to a reduction in mortgage banking and retail brokerage revenue.

Noninterest Expense $5.64 Million
Noninterest expense totaled $5.64 million in the second quarter of 2008, up 3.6% over the same quarter of 2007.  Excluding the aforementioned expense related to the reserve for unfunded lending commitments, noninterest expense was approximately the same as the year-earlier quarter.

About American National
American National Bankshares Inc. is a bank holding company with assets of $791 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community bank serving Southern and Central Virginia and the northern portion of Central North Carolina with twenty banking offices and a loan production office.  The Bank also manages an additional $471 million of assets in its Trust and Investment Services Division.
American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance.  Services are also provided through twenty-three ATMs, “AmeriLink” Internet banking, and 24-hour “Access American” telephone banking.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

Forward-Looking Statements
This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.